Exhibit 10.25

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

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Telecom Italia S.p.A.	20123 MILAN
Piazza degli Affari, 2

NWS

Ubiquity S.r.l. Via Teodosio 65 20131 Milan (MI)
Kind attn. Mr Dario Calogero

ROME, 15 September 2010

Prot. no. 570740-P

Registered letter with return receipt

Sent in advance by email

SUBJECT: Implementation Contract for the supply of decade 4 premium services through SMS and MMS

Following the agreements reached and after conclusion of the negotiations, we set forth our proposal for the aforesaid Implementation Contract:

BETWEEN

Ubiquity S.r.l., with registered office at Via Teodosio 65, Milan, share capital EUR 77,727.27, Tax Code and registration number in the Milan Companies Register 12716960153, represented by Mr Dario Calogero, in the capacity of Sole Director (hereinafter, “SP” or “Operator”);

AND

Telecom Italia S.p.A., with registered office at Piazza degli Affari 2, Milan, General Headquarters and Secondary Establishment at Corso d’Italia 41, Rome, Tax Code and registration number in the Milan Companies Register 00488410010, share capital EUR 10,673,865,180.00, registration in the E.E.E. Register IT08020000000799, represented by Mr Riccardo Delleani, in the capacity of Head of National Wholesale Services of Telecom Italia S.p.A. (hereinafter, “TELECOM ITALIA”, “TI” or “AP”).

Both shall also be referred to hereunder individually as the “Party” or jointly as the “Parties”.

Whereas:

Registered office: Piazza degli Affari, 2, 20123 Milan – Secondary establishment and General Headquarters: Corso d’Italia, 41 – 00198 Rome Tax Code / VAT NO. and reg. no. in the Milan Companies Reg.: 00488410010 – Reg. in the EEE Reg. IT08020000000799 – Share Cap. €10,688,746,056.45 Post box MILAN 1897 – Post Code 20101 Tel- +39 02 85951 Fax +39 02 801004

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A. The company Hermess S.r.l., formerly a party to the Framework Agreement and the Memorandum of Understanding referred to in recitals C and D below, merged by incorporation, with effect from 1 July 2010, into Operator under the deed of merger by incorporation dated 8 June 2010. Under this merger, Operator took over ownership of the authorisation to supply the telephone service available to the public.

B. TELECOM ITALIA is the owner of an individual licence for the provision of the public GSM numeric mobile communication service and installation of its network in Italian territory, issued by AGCom resolution no. 127/01/CONS; of an individual licence for the public UMTS third generation mobile communication service, issued by AGCom resolution no. 5/01/CONS; of an individual licence for the installation and supply of the public telecommunications networks and for the provision of the voice telephony service to the public throughout national territory, issued by AGCom resolution no. 820/00/CONS.

C. TI and Operator (formerly Hermess S.r.l.) signed on 19 February 2010 (TI) and on 26 January 2010 (Operator) the Framework Agreement for the “Supply of decade 4 premium services through SMS, MMS and other forms of data transmission” (hereinafter, the “Framework Agreement”), which constitutes an integral and essential part of this contract, which sets forth the main technical and operating terms and conditions governing relations between a specific Access Provider and a Specific Serving Provider in order to guarantee interoperability of services and access by end customers of the Access Provider and of any virtual mobile operators using the Access Provider’s network to the D4 numbers owned by the Serving Provider;

D. On 25 March 2010 TI and Operator (formerly Hermess S.r.l.) signed a Memorandum of Understanding to define the main terms and conditions of a contract to implement the Framework Agreement, which is considered fully replaced by this implementation contract (hereinafter, the “Contract”).

E. In signing this Contract the Parties intend to regulate in detail their mutual relations arising from the aforesaid Framework Agreement in order to set out the technical and economic procedures by which the premium Services can be accessed by fixed and mobile end customers enabled by TELECOM ITALIA and by any virtual mobile operators using the TELECOM ITALIA network (hereinafter collectively, the “End Customer/s” or “Customer/s”) certified on the SP’s D4 Numbers.

F. For the purposes of this Contract, TI shall act as AP and Operator named above shall act as SP.

G. In order for this Contract to be effective, the Framework Agreement must be in force and applicable to both Parties and therefore, if for any reason the Framework Agreement should no longer be effective for one of the Parties, this Contract shall be considered automatically terminated. This is without prejudice to the Party’s right to negotiate a new agreement covering the same subject.

Now therefore the Parties hereto hereby agree as follows:

Article 1 RECITALS AND ANNEXES

The recitals and annexes (hereinafter, the “Annexes”) constitute an integral part of this Contract.

Article 2 DEFINITIONS

Unless otherwise defined, all capitalised terms used in this Contract shall have the same meaning assigned to them in the Framework Agreement. The meaning shall remain the same in the singular and in the plural. The definitions contain binding provisions.

Article 3 SUBJECT

3.1 In relation to the provisions set forth by the Parties in the Framework Agreement, this Contract covers the rules governing the relationship between TELECOM ITALIA and SP for SP’s D4 Number premium Services (hereinafter, the “Services”) provided through SMS and MMS to enable Customers to access the Services, in accordance with the terms and conditions set forth hereunder. The Services also include the “Banking Services”, which for the purposes of this

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Contract are considered to mean the Services provided to End Customers who at the same time signed agreements with financial institutions regarding information services and/or devices on their positions (e.g., current account, securities portfolio) or on payment, credit or debit cards issued by such financial institutions. Services that do not fall within the definition of Banking Services shall be defined as “Standard Services”.

3.2 Pursuant to the previous paragraph, SP’s Services shall be identified in the Service Cards (template provided in Annex 2) that SP shall send TI from time to time, by email or otherwise, to request the amendment of a Service or the opening of a new Service.

3.3 The Services may be transmitted to the Customers by SMS and/or by MMS, as stated in the aforesaid Service Cards referred to in Annex 2.

Article 4 SUPPLY OF THE ACCESS SERVICE

[***]

Article 5 CONFIGURATION OF D4 NUMBERS ON TI NETWORK, SERVICES AND AP’S OBLIGATIONS, AGREEMENTS BETWEEN THE PARTIES

5.1 CONFIGURATION OF D4 NUMBERS ON TI NETWORK AND SERVICES

5.1.1 Annex 9 hereto (“D4 Numbers”) states the D4 Numbers that have already been opened on the TI network at the time this Contract is signed and the D4 Numbers for which SP has requested opening and the related prices for which configuration is requested.

5.1.2 Details on the procedure for opening and closing D4 Numbers, configuring the prices and opening and closing the Services can be found in Attachment 1 to Annex 2 hereto.

5.2 AP’S OBLIGATIONS

In the capacity of AP and in addition to the obligations set forth in Article 5.2 of the Framework Agreement, TI makes the following commitments:

a)	to carry out tests though its Outbound Interface in accordance with the minimum requirements set forth in Annexes 4 and 5 hereto;

b)	to observe the timeframes for configuring the Services stated in Attachment 1 to Annex 2 hereto;

c)

to strictly comply with any measure or order, including injunctions, issued by the judicial authorities, AGCM, AGCom, the Personal Data Protection Authority or any other competent authority regarding provision of the Services, informing SP beforehand of the procedures and timeframes for performing the necessary activities, when this is possible in accordance with the timeframes for implementation established by the authorities;

d)	to comply with the basic SLAs for Standard Services, to be defined in good faith by the Parties by 30 September 2010; and

e)	[***].

5.3 AGREEMENTS BETWEEN THE PARTIES

The Parties also agree that:

a)	TI shall be responsible for invoicing and collecting the amounts due for use of the Services directly from its Customers;

b)	the virtual mobile operators using the TI network shall be responsible for invoicing and collecting the amounts due for use of the Services directly from their End Customers;

c)	the Parties shall be entitled to request verification of the interfaces used through appropriate prior technical tests conducted between the parties concerned.

Article 6 SERVICE CONTENT AND SP’S OBLIGATIONS

6.1 The Content of the Services for which SP requests the opening for TI’s End Customers are specified in the Service Cards, of which the template is provided in Annex 2.

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6.2 SP undertakes to ensure that (i) the Standard Services are open to End Customers in compliance with the provisions of the Consumer Protection Documents, the VAS Guidelines set forth in Annex 3 hereto and the Framework Agreement; (ii) the Banking Services are open to End Customers in compliance with the provisions of the VAS Guidelines for Banking Services set forth in Annex 3-bis hereto, the Framework Agreement and the Consumer Protection Documents, with the exception of the CASP. With regard to Banking Services only, the Parties undertake to set up a technical panel, which may also include the third parties involved, to define in good faith and sign, by and no later than 31 December 2010, a specific document applying to Banking Services (hereinafter, “Finance CASP”). In order to be able to meet this schedule, SP undertakes to provide AP with a first non-binding draft for discussion of Finance CASP by 15 October 2010.

If the Finance CASP is not defined and signed by the Parties (and also accepted by all the parties involved in its preparation) by 31 December 2010, the Parties acknowledge and agree that, with effect from 1 January 2011, the provisions of the CASP set forth in Annex 11 hereto shall apply to the Banking Services to the extent that they can be reasonably adopted.

6.3 If the Content of Services offered for one of the D4 Numbers does not comply with the provisions of this Contract, the Framework Agreement, current legislation, and/or the Consumer Protection Documents, AP reserves the right to:

a)

temporarily or permanently prohibit at any time access to the Service offered for the D4 Number in relation to which improper use and/or failure to comply with the principles set forth in this paragraph has been found, including by blocking the number;

b)	temporarily or permanently prohibit at any time access to all the Services offered by SP in the event of repeated breaches of the principles set forth in this paragraph.

To this end AP undertakes to promptly inform SP of the actions taken in accordance with points a) and b) above.

6.4 The relationship between SP and the Content Service Providers (“CSP”) for use of the D4 Numbers is governed by a separate contractual agreement. As TI has no relationship with the CSP, it cannot be held in any way liable for the Contents/Services offered and/or for the procedures by which they are supplied.

6.5 It is also understood that SP undertakes to implement all the necessary measures to ensure that the CSPs with which it enters into agreements for use of the D4 Numbers do not spam the End Customers. SP also undertakes to adopt all the necessary measures to protect the TI network from mass events such as, by way of example but not limitation, continuous polling activity addressed to individual Customers, in view of their potential danger.

6.6 In addition to the obligations set forth in Article 5.1 of the Framework Agreement, SP undertakes:

a)

to use the Outbound Interface only for the purposes and in accordance with the procedures set forth in this Contract. In any case, with the Customers’ consent, SP may send promotional messages through the interface, in compliance with the provisions of Article 23 below.

b)	not to send non-tariffed SMS/MMS MT to Customers except where they are explicitly provided for within the Services and stated in the Service Cards.

c)	to comply with the following provisions on Communication campaigns:

1.	No logo campaigns: [***]

2.	Logo campaigns: [***]

3.	Prize events: [***]

d)	to convey the Services for D4 Numbers to Customers only after the Customer has explicitly requested the Service in accordance with the procedures described and approved by TI in Annex 2.

Article 7 ECONOMIC CONDITIONS, INVOICING AND COMPENSATION PROCEDURES

7.1 The economic conditions relating to the Services covered by this Contract are stated in Annex 7 (“Economic conditions and invoicing procedures”). [***]

7.2 [***]

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7.3 Any changes in the economic conditions stated in Annex 7 shall be agreed between the Parties in writing. [***]

7.4 The procedures for invoicing the Services supplied, the Parties’ obligations to provide accounts of SM MT and MMS MT, the procedures for managing disputes regarding these accounts and the compensation procedures are set forth in Annex 7 hereto.

Article 8 PREVENTION AND MANAGEMENT OF FRAUD

8.1 The Parties acknowledge and agree that (i) the joint procedure for the prevention and management of fraud is currently being defined by all the operators on the technical panel relating to AGCom Resolution 418/07/CONS referred to in Article 13.2 of the Framework Agreement (the “Joint Procedure”); and (ii) once the Joint Procedure has been signed by both Parties it shall be considered fully incorporated in this Contract, forming an integral part thereof.

8.2 The Parties acknowledge and agree that until the Joint Procedure comes into force pursuant to Article 8.1 above, they shall undertake to comply with the provisions of Article 13.2 of the Framework Agreement and of Annex 13 hereto. It is understood that it shall therefore be impossible to suspend payment of amounts generated by allegedly fraudulent traffic, without prejudice to TI’s right to file a report and/or a complaint, if it believes the fraudulent incident constitutes an offence.

Article 9 LIABILITY AND PENALTIES

9.1 LIABILITY

9.1.1 TI shall not be liable for how its Customers use the Service offered for the D4 Numbers. Furthermore TI may not be held in any way liable for the Content of the Services provided for those Numbers.

9.1.2 SP shall take every precaution to guarantee that proper use is made of the D4 Numbers by the CSPs with whom it has entered into agreements in accordance with current legislation and the Consumer Protection Documents and shall hold TI harmless from any claim raised against it by any third party in relation to supply of the Service in contrast to the provisions of this Contract.

9.1.3 If the Content of the Services offered for D4 Numbers and use of such Numbers do not comply with the provisions of current legislation, the provisions of Article 6 of this Contract shall apply.

9.1.4 If the D4 Numbers are used in a manner that differs from the provisions of current legislation, TI also reserves the right to report any breaches found to the competent authorities and to SP.

9.1.5 In compliance with the provisions of Article 8.6 of the Framework Agreement, AP shall promptly inform SP of any numbers that it has blocked in relation to breaches of the articles of the Framework Agreement, this Contract, current legislation and/or the Consumer Protection Documents.

9.1.6 SP undertakes to indemnify and hold TI harmless from any damage, harm, cost, expense, penalty or any other charge arising from claims or legal and/or arbitration and/or regulatory and/or administrative actions brought by End Customers, third parties, other operators and/or a national or Community public authority following (a) SP’s failure, unintentional or otherwise, to fulfil even just one of the provisions of this Contract; and/or (b) failure, unintentional or otherwise, on the part of SP and/or of the CSP using its D4 Numbers, to comply with current legislation, in particular with regard to the offer of Services to End Customers, the Consumer Code, the provisions of the Framework Agreement and/or this Contract and/or of the Consumer Protection Documents, regardless of communication, invoicing and marketing procedures used.

9.1.7 TI undertakes to indemnify and hold SP harmless from any damage, harm, cost, expense, penalty or any other charge arising from claims or legal and/or arbitration and/or regulatory and/or administrative actions brought by End Customers, third parties, other operators and/or a national or Community public authority and/or a competent authority following TI’s failure, unintentional or otherwise, in the capacity of AP, to fulfil even just one of the provisions of this Contract and/or of current legislation and regulations.

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9.2 PENALTIES

The Parties acknowledge and agree that, without prejudice to TI’s right to terminate this Contract pursuant to Article 12, SP shall pay to TI, by way of penalty pursuant to Article 1382 of the Italian Civil Code, and without prejudice to any further damage suffered by TI, the amounts stated in Annex 10 hereto for the breaches committed by SP and stated therein.

Article 10 DURATION

10.1 This Contract shall be effective from 1 February 2010 until 31 January 2011 and shall be considered tacitly renewed for a further 1 (one) year period, unless withdrawal is exercised by either Party by registered letter with return receipt to be sent to the other Party at least 90 (ninety) days before the expiry of this Contract, without prejudice to the mutual obligation to pay the traffic consumed up to the date of effective operation of the Services.

10.2 Without prejudice to the provisions of Article 7.3 above, the Parties undertake to renegotiate this Contract, when necessary or appropriate in view of developments in the market, technologies, respective networks and services and developments or changes in the current regulatory framework, including amendments decided by the authorities.

10.3 The Parties acknowledge that this Contract shall be considered fully, permanently and irrevocably terminated by mutual consent and therefore shall no longer be effective or binding on the Parties, if the Framework Agreement should be terminated for any reason. This is without prejudice to the Party’s right to negotiate a new agreement covering the same subject.

Article11 OBLIGATION OF CONFIDENTIALITY

11.1 Each Party undertakes not to disclose or in any way make the Confidential Information (as defined below) available to third parties, with the sole exception of communicating to its Personnel (as defined below), if this is necessary in order to implement this Agreement, and on the condition that the Personnel is bound by an obligation of confidentiality. To this end, each Party shall take all measures it deems necessary or appropriate, and shall nevertheless be held directly liable to the other Party for any breach of the obligations of this Article by its Personnel. No Confidential Information may be made public without the prior written consent of the interested Party. In any case, the Confidential Information received from one of the Parties may not be used outside the purposes set forth in this Agreement.

11.2 The term “Confidential Information” means any oral and/or written information exchanged by the Parties during the negotiation or implementation of this Agreement, including but not limited to the signed version of this Agreement together with all of its Annexes, information relating to the respective telecommunications networks, information, technical data, documents and news relating to one of the Parties or any information that is declared confidential by the Party making it available. All the aforementioned information may only be used by the receiving Party in order to comply with the obligations set forth in this Agreement.

11.3 The term “Personnel” means employees, consultants, subcontractors, administrators, agents and representatives of the Parties and any third party that has a contractual or de facto relationship with one of the Parties.

11.4 The Party receiving the Confidential Information will not be held liable for having disclosed it if said Information:

A) has already been disclosed or enters the public domain for reasons other than a breach by the receiving Party;

B) was already known to the Party that received it or becomes known via a source other than the other Party and in whose possession it is fully entitled to be;

C) is communicated or disclosed by the receiving Party in compliance with (i) a legitimate order from any Authority or by virtue of a legal obligation as well as information that is communicated to the Public Administration by provision of laws or administrative regulations, or

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(ii) to protect its own interests in court, in arbitration proceedings or before the Authority. In both cases, the receiving Party shall give prior written notice of such communication or disclosure to the owner Party so that the latter can adopt the most appropriate measures to protect its interests or another suitable legal remedy.

11.5 The confidentiality obligations set forth in this Article remain in force for 3 (three) years following the point at which, for any reason, this Agreement ceases to be valid.

11.6 The Parties hereby agree that, exclusively for the purposes of this Agreement and in order to provide the Service, SP is entitled to communicate the Confidential Information to the CSPs with whom SP has contractual relationships, ensuring they are informed of the obligation of confidentiality, assuming all liability in the event of any disclosure of the Confidential Information to third parties.

Article 12 TERMINATION AND WITHDRAWAL

12.1 Except as provided for in Article 12.2 below, each of the Parties may terminate this Agreement in the event of the total or partial breach of even only one of the obligations of this Agreement if said breach is not remedied within 60 (sixty) days of receipt of a communication, sent by registered mail with return receipt, containing a formal notice to comply pursuant to art. 1454 of the Italian Civil Code.

12.2 In the event of a total or partial breach by a Party of the provisions of Annex 7 to this Agreement, the non-defaulting Party may terminate this Agreement if the aforementioned breach is not remedied within 30 (thirty) days of receipt of a communication, sent by registered mail with return receipt, containing a formal notice to comply pursuant to art. 1454 of the Italian Civil Code.

12.3 In addition to all the other cases provided for in this Agreement, the Parties acknowledge and agree that this Agreement will also be terminated automatically pursuant to and for the purposes of art. 1456 of the Italian Civil Code, by simple written communication from TI to SP, sent by registered mail with return receipt, if one of the following circumstances occurs:

•	repeated violation by SP of art. 7.3 of the Framework Agreement;

•	violation by SP of art. 22 (Code of Ethics) and of art. 11 (Confidentiality) of this Agreement;

•	in the cases set forth in art. 23.7 below;

•

use by SP, or the CSP using the D4 Numbering of SP, of any information (including but not limited to personal details, telephone numbers associated with users) relating to End Customers, which SP or the CSP should acquire during the implementation of this Agreement, for any purpose unrelated to activities strictly connected to implementing this Agreement (including but not limited to promotional purposes, commercial purposes) and in any form;

•

provision of the Service in violation of the rules concerning public order and decency; use by SP of the brand(s), logo(s) and name(s) of TI, in contrast with what is set forth in Article 6.6 c) 2 and 3.

12.4 In addition to all the other cases provided for in this Agreement, the Parties acknowledge and agree that this Agreement will also be terminated automatically pursuant to and for the purposes of art. 1456 of the Italian Civil Code, by simple written communication from SP to TI, sent by registered mail with return receipt, in the event of the failure of TI to comply with its obligations of confidentiality as set forth in Article 11 above.

12.5 The Parties agree that, should any of the following circumstances occur, each of the Parties (i) will be entitled to unilaterally withdraw from this Agreement, giving notice of 60 (sixty) working days, by sending written communication to the other Party by registered mail with return receipt, and (ii) will not be liable for any loss or damage suffered by the other Party due to the exercise of the right of withdrawal referred to here in Article 12.5 and will in no way be obliged to pay any indemnity and/or compensation to the latter, even as an exception, where applicable, to article 1671 of the Italian Civil Code:

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A) substantial deterioration of the economic, equity-related and/or financial conditions of the other Party, such as to reasonably assume that the latter is incapable of implementing the obligations set forth in this Agreement;

B) insolvency and/or subjection of the other Party to an arrangement with creditors or to other insolvency proceedings, including debt restructuring agreements or recovery plans;

C) permanent revocation of the licences and/or authorisations of SP or TI, depending on the cases, set forth in parts A and B of the introduction to this Agreement respectively.

Article 13 FORCE MAJEURE

13.1. The Parties are relieved of all liability in the event of a breach or delays in carrying out the services provided for in this Agreement due to Force Majeure. “Force Majeure” means an occurrence outside the control of the interested Party, which occurs with no fault or negligence on its part, including but not limited to adverse natural events making it impossible to reach the site in the event of failures, national general strikes, epidemics, earthquakes, fires, storms, floods, commercial or industrial embargoes, wars, sabotage, riots, collapse of buildings, prohibitions and/or impediments imposed by laws and/or binding measures which occur after this Agreement has been entered into.

13.2. The Party unable to fulfil its contractual obligations due to Force Majeure must inform the other Party within 24 hours of the moment in which it becomes aware of the Force Majeure, and must resume service as soon as possible after the end of the Force Majeure that made fulfilment impossible.

13.3. If the Force Majeure lasts for a period exceeding three months, the non-defaulting Party will be entitled to withdraw from this Agreement with a declaration notified to the other Party.

Article 14 RELATIONS WITH THE JUDICIAL AUTHORITY

Each Party shall independently maintain relations with the Judicial Authority, providing the information and services requested by said Authority which are within its competence.

The Parties assume responsibility for informing the competent authorities or bodies of their own administrative/operational offices to which communications from the Judicial Authority must be sent.

Article 15 ASSIGNMENT

Neither of the Parties may assign this Agreement or transfer any right or obligation resulting, directly or indirectly, from this Agreement to third parties, in whole or in part, in any way, unless prior written authorisation is received from the other Party.

Article 16 PERSONAL DATA PROCESSING POLICY PURSUANT TO PRIVACY LAWS

The personal data of End Customers will be processed by TI and the Operator as independent data controllers for the purposes of this Agreement.

The Parties, as autonomous processors of the personal data covered by this Agreement, shall comply, each insofar as it concerns them, with the provisions of the Privacy Code.

The Parties, each insofar as it concerns them, undertake to remain mutually free from any dispute, action or claim made against them by data subjects and/or any other subject and/or Authority following any breach of the aforementioned Code.

Article 17 BUSINESS TRANSFER

In the event of a merger, demerger, transformation or break-up of a business unit affecting one of the Parties, the transferee of said Party holding the relevant licences/concessions shall automatically take over, for all legal purposes. The affected Party undertakes to promptly inform the other of said transfer.

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Article 18 TECHNICAL COMMITTEE

18. 1 The Parties establish a Technical Committee to facilitate the application of this Agreement, as well as to resolve disputes regarding its interpretation and implementation.

18.2 Falling within the competence of the Technical Committee, among other things, are:

A) proposing modifications to this Agreement in consideration of the evolution of the networks and services of TI and SP;

B) defining technical operating procedures;

C) taking decisions regarding the request to renegotiate this Agreement as per Article 10.2 above;

D) mandatory attempts - in its role as a preventive conciliation body - to settle disputes relating to the interpretation and implementation of this Agreement, with particular reference to disputes concerning technical and operational issues.

18.3 The Technical Committee will be composed of a maximum of five members per Party, appointed according to the issues to be dealt with on a case by case basis. The decisions of the Technical Committee will be formalised by means of a specific report signed by its members but will only be effective following ratification and signing by the legal representatives of the Parties.

18.4 The Technical Committee will meet, after being convened on the initiative of one of the Parties sent by fax or registered mail with return receipt to the respective contacts to be specified between the Parties via e-mail, no later than 10 working days from receipt of the convocation, and will have to settle the dispute within the next 30 working days, unless there is an agreement for an extension of 30 days.

18.5 If, within the period referred to in Article 18.4 above, the Technical Committee i) does not resolve the disputes referred to in Clause D) of Article 18.2 above, each Party may protect its interests in accordance with the provisions of Article 19.3 below; and/or (ii) does not take the decisions set forth in Clauses A), B) and/or C) of Article 18.2 above, each Party will be entitled to withdraw from this Agreement pursuant to Article 12.5 above.

Article 19 APPLICABLE LAW AND JURISDICTION, SETTLEMENT OF DISPUTES AND COMPETENT COURT

19.1 This Agreement is governed by Italian law.

19.2 In the event of disputes arising out of this Agreement or in relation to it, with the explicit exception of any precautionary and/or urgent measures, each Party shall ask in advance for a meeting of the Technical Committee referred to in Article 18 above.

19.3 All disputes that may arise between the Parties in relation to this Agreement for which it is not possible to reach an agreement within the Technical Committee according to the terms and conditions referred to in Article 18 above, with the exception of regulatory disputes which must be devolved to the Italian Communications Authority pursuant to Article 23 of Italian Legislative Decree no. 259 of 1 August 2003 (Electronic Communications Code), will be devolved to the exclusive jurisdiction of the Court of Rome, with the exclusion of any other court.

Article 20 INTELLECTUAL PROPERTY RIGHTS AND USE OF TRADEMARKS

20. 1 Any trademark, distinctive sign, emblem, blueprint, design, registered design, invention or intellectual, commercial or industrial property right will remain the property of the Party holding it. This Agreement may not be construed as granting a licence or transferring ownership of any of the aforementioned rights, trademarks, inventions or designs.

20.2 Without prejudice to the provisions of Article 6.6 above regarding communication campaigns, SP undertakes to respect the image of TI and to request authorisation and prior written approval of the methods with which it uses its name, its logos and its trademarks on all documents, materials or data or anything else on which these will appear.

20.3 SP undertakes, among other things, to take all appropriate measures/precautions to ensure the safeguarding of the respective trademarks/distinctive signs, hereby undertaking to inform TI of any news or information of which it becomes aware and which could result in a danger of violating the aforementioned trademarks/distinctive signs.

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It is understood that TI and SP will retain exclusive ownership of the trademarks and distinctive signs used in the implementation of this Agreement, of which they are respectively owners or licensees, without any authorisation by one Party to the other to use said trademarks/distinctive signs, in carrying out the obligations referred to in this Agreement, being in any way understood as a trademark licence or to giving rise to any right for said Party relating to the trademark and distinctive signs themselves.

20.4 Upon expiration of this Agreement and/or in the event of its resolution or termination, for any reason whatsoever, the Parties will, however, no longer be able to use the trademark, name or logo of the counterparty in combination with their own or otherwise use them in any way, even if this had been specifically authorised previously. This obligation will extend to commercial documents, advertising, in any form and by any means, and all the other distinctive elements of the company which may possibly mislead Customers.

20.5 The obligations set forth in this article to be borne by the Parties must hereby also be considered extended to any different trademarks and distinctive signs of which the Parties become owners and/or holders of usage rights after this Agreement has been signed. In this regard, TI and SP undertake to promptly inform the other Party by registered mail with return receipt of the new trademarks and/or distinctive signs of which they become owners after this Agreement has been signed.

Article 21 TAX CLAUSE

As this Agreement concerns operations subject to value added tax, pursuant to articles 3 and 4 of Italian Presidential Decree 633 of 26/10/72 as amended, it is only subject to registration in the event of use and with the payment of the tax on a fixed basis pursuant to articles 5 and 40 of Italian Presidential Decree 131 of 26/4/1986 as amended.

Article 22 CODE OF ETHICS

22.1 When carrying out the activities described in this Contract, the SP undertakes to adhere to, on its own behalf and, pursuant to art. 1381 of the Italian Civil Code, on behalf of its consultants, co-workers, employees, subcontractors/sub-suppliers, the principles of ethical conduct that the Telecom Group has set out in its own Code of Ethics and Conduct and in the Principles of Behaviour with the Public Administration, published on Telecom Italia’s website https://suppIiersportal.telecomitalia.it/AreaPubblica/acquisti.jsp which the SP declares that it has seen and that form an integral and substantive part of this Contract.

22.2 The SP declares and warrants that on the date this Contract is signed it is not subject to the following:

a) insolvency proceedings in progress;

b) protests or other acts detrimental to reliability or morality relating to the SP and/or its shareholders and legal representatives/directors;

c) serious administrative sanctions including sanctions and/or requirements regarding Environmental Protection, Accident Prevention and Workplace Health issued by the competent Supervisory Bodies.

22.3 Irrespective of whether contractual relationships exist between the SP and a Telecom Group Company or not, the SP undertakes to inform Telecom Italia’s points of contact indicated in the special Attachment 8 of any changes to the undertaking made herein or to the declarations provided herein; this communication must be sent via recorded delivery with advice of receipt within 7 working days of when said changes arise or from the moment it has become aware of said changes.

22.4 If the SP fails to discharge the obligations indicated in this article, TI will have the right to lawfully terminate this Contract pursuant to art. 1456 of the Italian Civil Code, without prejudice to the right to claim compensation for any losses suffered including for third party actions.

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Article 23 LIABILITY AND INDEMNITY FOR COMMUNICATION CAMPAIGNS RELATING TO THE SERVICES

23.1 The SP undertakes to ensure that its own conduct in respect of Customers is marked by a high level of competence and attention in accordance with the general principles of propriety and good faith of its own business sector and to operate in full compliance with the applicable legislation, including that relating to improper commercial practices and misleading and comparative advertising.

23.2 The SP undertakes to ensure that the promotional advertising initiatives relating to the Services provided and/or distributed by the same SP or by its CSPs do not contain ambiguous or untruthful information, and/or omit information that is relevant so that Customers can make an informed commercial decision and, in any event, undertakes to ensure that all communications targeted at Customers are: complete, timely, truthful, clear, simple and precise, or such as to incorporate practices that are misleading or, in any event, could be seen as improper.

23.3 [***].

23.4 [***]

23.5 [***]

23.6 The SP hereby indemnifies TI against any liability towards its own Customers, the competent Judicial, regulatory and administrative Authorities and towards third parties in general arising from any violations of any applicable legislation, including that relating to improper commercial practices and/or misleading and comparative advertising, as well as the self-disciplinary rules on commercial communication.

23.7 Without prejudice to the provisions of previous art. 23.6, in the event of judgements by the competent Authorities for violations of any applicable legislation concerning messages, commercial communications and/or other commercial practices considered to be improper carried out and/or distributed by the SP or its CSPs in relation to the marketing of Services, and that involve TI directly or indirectly, TI will be entitled to:

a)	terminate the Contract pursuant to art. 1456 of the Italian Civil Code;

b)	reclaim in full from SP any penalties imposed against TI.

Article 24 FINAL CLAUSES

24.1 This Contract does not give rise to any type of fiduciary, employment, de facto company, association or other relationship between the Parties. None of the Parties undertake, under this Contract or otherwise, to represent the other Party on any occasion or in any venue, or to assume responsibility for the latter’s affairs or activity.

24.2 Subject to the provisions regarding changes to this Contract as per Clauses A), B) and C) of previous Article 18.2, any change, addition or exception to this Contract, or to those expressly mentioned therein, proposed by one of the Parties, must be agreed in writing between the Parties.

24.3 If a regulatory act or binding act of the Autorità per le Garanzie nelle Comunicazioni (Communications Authority) results in changes to the technical and/or regulatory conditions for access to the Service offered on D4 Numbering, the Parties undertake to carry out, in the 10 calendar days following the date the aforesaid act is issued, all the activities required to ensure that this Contract complies with the intervening regulations.

24.4 If one or more provisions of this Contract are declared null and void and cancelled by the Judicial Authority and/or by other competent Authorities, by regulatory Bodies or international Bodies, the Parties undertake to agree, to replace the null or cancelled term, with the provision that is most consistent with the intentions expressed in this Contract, on the understanding that every other provision contained in this Contract is unchanged.

[Letterhead of TELECOM ITALIA]

24.5 In the event of inconsistency in the documents forming an integral part of this Contract, the order of priority in terms of interpretation is as follows:

Articles of the Contract;

Attachments:

Attachment 1: Framework Contract;

Attachment 2: Service Sheets;

Attachment 3: VAS Guidelines;

Attachment 3 bis: VAS Guidelines for Banking Services; Attachment 4: Technical Specifications;

Attachment 5: PEP – Specifications for the outbound interface;

Attachment 6: Brought Numbering Management Procedure

Attachment 7: Economic conditions and billing methods.

Attachment 8: Points of Contact;

Attachment 9: D4 numbering;

Attachment 10: Violations and Penalties;

Attachment 11: CASP;

Attachment 12: Classification of adult content;

Attachment 13: Fraud.

24.6 The provisions of the Framework Agreement as per Attachment 1 apply for any matters not regulated by this Contract. In the event of dispute between the provisions of this Contract and those of the Framework Agreement, the Parties agree that the provisions of this Contract will prevail, in any case.

Article 25 COMMUNICATIONS

25.1 Any communication regarding this Contract shall be forwarded to the Parties’ points of contact as per Attachment 8 to this Contract.

25.2 Each Party will be responsible for notifying the other Party promptly in writing of any changes to the points of contact.

25.3 All communications by one Party to the other concerning this Contract shall be forwarded by recorded delivery with advice of receipt and, where applicable, also faxed or emailed in advance, or faxed, where applicable also emailed in advance, to the points of contact identified by the Parties, which the Parties acknowledge as elected domiciles for purposes of receiving the aforesaid communications. Therefore, the Parties agree that the communications sent to the aforesaid addresses will be understood henceforth to be actually received and known by the receiving Party and that it is also understood that the despatch receipt for the recorded delivery letter as well as the fax transmission report are proof of the related despatch and date of sending.

25.4 This Contract has been the product of express and specific negotiation between the Parties, and so they mutually acknowledge that the provisions of arts. 1341 and 1342 of the Italian Civil Code do not apply to this Contract.

24.6 The provisions of the Framework Agreement as per Attachment 1 apply for any matters not regulated by this Contract. In the event of dispute between the provisions of this Contract and those of the Framework Agreement, the Parties agree that the provisions of this Contract will prevail, in any case.

Article 25 COMMUNICATIONS

[Translator’s note – repeated paragraph]

25.1 Any communication regarding this Contract shall be forwarded to the Parties’ points of contact as per Attachment 8 to this Contract.

25.2 Each Party will be responsible for notifying the other Party promptly in writing of any changes to the points of contact.

25.3 All communications by one Party to the other concerning this Contract shall be forwarded by recorded delivery with advice of receipt and, where applicable, also faxed or emailed in advance, or faxed, where applicable also emailed in advance, to the points of contact identified by the Parties, which the Parties acknowledge as elected domiciles for purposes of receiving the aforesaid communications. Therefore, the Parties agree that the communications sent to the aforesaid addresses will be understood henceforth to be actually received and known by the receiving Party and that it is also understood that the despatch receipt for the recorded delivery letter as well as the fax transmission report are proof of the related despatch and date of sending.

[Letterhead of TELECOM ITALIA]

25.4 This Contract has been the product of express and specific negotiation between the Parties, and so they mutually acknowledge that the provisions of arts. 1341 and 1342 of the Italian Civil Code do not apply to this Contract.

If you agree with the above, please send us your letter with the identical content and including the Attachments, signed by you as a mark of your full acceptance.

Yours sincerely

Telecom ltalia S.p.A.

National Wholesale Services Manager

Riccardo Delleani

[signed]